Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the use of our reports dated February 13, 2014, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

May 6, 2014

Fort Lauderdale, Florida

Certified Public Accountants